Exhibit 23.2
February 23, 2007
Canyon Resources Corporation
14142 Denver West Parkway, Suite 250
Golden, Co. 80401
Gentlemen:
WLR Consulting, Inc (“WLR”) does hereby consent to the use of our report on the Feasibility Study of CR Briggs Gold Project (open pit) dated November 8, 2006 (the “Report”), by Canyon Resources Corporation (the “Company”), as the Report is referenced in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. WLR further consents to the incorporation by reference of our Report in the Company’s Registration Statements on Forms S-8 (No. 333-135751 & No. 333-120534), Forms S-1 (No. 333-135749 & No. 333-130692) and Form S-3 No. 333-110252.
Sincerely,
WLR CONSULTING, INC.

/s/ William L. Rose
William L. Rose
Principal